Exhibit 99.1

         Factory Card & Party Outlet Corp. Announces Sales for October


    NAPERVILLE, Ill.--(BUSINESS WIRE)--Nov. 3, 2005--Factory Card & Party Outlet Corp. (NASDAQ:FCPO) announced today net sales for the four-week period ended October 29, 2005 increased 8.6 percent, compared with the four-week period ended October 30, 2004. Comparable store sales for the same period increased 3.3 percent.
    "Our Halloween program was the catalyst in delivering positive comparable store sales growth in the October period," stated Gary W. Rada, President and Chief Executive Officer. "While we are pleased that we achieved positive same store sales growth of 3.3 percent, this result was less than anticipated, and the Company expects to report a net loss in the third fiscal quarter of 2005," Mr. Rada added.


                           Fiscal Period Ended       Percent Change
(dollars in millions)   October 29,  October 30,   Total   Comparable
                            2005         2004      Sales      Sales
                        ------------ ------------ -------- -----------
For the 4 weeks ended      $22.1        $20.3       8.6%      3.3%
For the 39 weeks ended    $174.9       $172.8       1.2%     (1.3)%


    Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 189 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise and other special occasion merchandise at everyday value prices.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.
    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson, 630-579-2231
             tbenson@factorycard.com